Exhibit 99.1

Carrollton Bancorp Reports Third Quarter Net Income and a $0.12 Quarterly Dividend

BALTIMORE--(BUSINESS WIRE)--November 3, 2008--Carrollton Bancorp, (NASDAQ:CRRB) the parent company of Carrollton Bank, announced today net income for the third quarter of 2008 of $51,000 ($0.02 per diluted share) compared to $813,000 ($0.29 per diluted share) for the third quarter of 2007. Net income for the nine month period ended September 30, 2008 totaled $1.1 million ($0.42 per diluted share) compared to $1.9 million ($0.66 per diluted share) for the prior year period, a 41% decrease.

Carrollton Bancorp also announced a quarterly dividend of $0.12 per share, payable December 1, 2008 to shareholders of record on November 14, 2008.

The Company recorded a provision for loan losses of $799,000 in the third quarter of 2008 compared to $99,000 in 2007. The allowance for loan losses represented 1.31% of outstanding loans as of September 30, 2008. Non-performing assets totaled $12.1 million at September 30, 2008 compared to $5.9 million at December 31, 2007 and $6.4 million at June 30, 2008. The increase in non-performing assets over December 31, 2007 was due to the $1.4 million increase in Other Real Estate Owned and increased delinquencies primarily in three residential real estate development loans, and increased delinquencies in residential and commercial loans which management believes are adequately reserved or well secured.

Mr. Altieri stated that “In this time of uncertainty, the Company must preserve its capital and continue to be aggressive and diligent in monitoring and collecting troubled assets. The Company continues to add to the allowance for loan losses to aggressively address increased delinquencies and a growing concern of economic uncertainty. This is evidenced by the $799,000 additional provision for loan losses this quarter increasing our allowance for loan losses to loans ratio to 1.31%. The Company is well capitalized; however, an opportunity exists to obtain additional capital to solidify our capital structure. We will explore this opportunity and determine the appropriate course of action.”

Total assets for the period ended September 30, 2008 compared to September 30, 2007 reflect a 17% or $58.3 million increase to $404.6 million. Cash and cash equivalents increased 23% or $2.0 million. Gross loans increased 11% or $29.1 million from $271.0 million at September 30, 2007 to $300.0 million at September 30, 2008. Investments increased 40% or $21.3 million to $74.4 million at September 30, 2008. Total deposits increased slightly or $1.4 million to $277.8 million while borrowings increased 216% or $64.0 million. During the same period, stockholders’ equity decreased $5.1 million or 14% to $30.8 million or 7.6% of total assets compared to 10.4% at September 30, 2007. The decrease was due primarily to the repurchase of 276,137 shares for $3.9 million, dividends paid of $941,000, and a decrease in accumulated other comprehensive income of $1.5 million, all of which was partially offset by net income of $1.1 million.

Mr. Altieri added that “In these uncertain times, our core business continues to show improvement with an 11% increase in loans and a modest increase in deposits.”

Carrollton Bancorp net interest income remained relatively flat at $3.5 million when comparing the third quarter of 2008 to 2007. The actions of the Federal Reserve reducing rates by 3.25% during this period of time resulted in a reduction in the Company’s net interest margin from 4.42% for the quarter ended September 30, 2007 to 3.85% for the quarter ended September 30, 2008. The 57 basis points decrease in the net interest margin was substantially offset by the $41.9 million increase in average interest earning assets.

Non-interest income continues to be a large contributor to the Company's profitability. The majority of the Company’s non-interest income is derived from two sources; the Bank’s Electronic Banking Division and Carrollton Mortgage Services, Inc., (CMSI) a subsidiary of Carrollton Bank. Non-interest income increased 5% or $79,000 to $1.6 million in the third quarter of 2008 compared to the third quarter of 2007. This increase was due to the 7% or $42,000 increase in the mortgage banking fees and gains on loan sales, the 18% or $33,000 increase in service charges and a $50,000 easement fee partially offset by the 13% or $68,000 decrease in electronic banking fees.

Non-interest expenses were $4.4 million in the third quarter of 2008 compared to $3.9 million in 2007, an increase of $501,000 or 13%. The increase was due to a $189,000 increase in medical expenses, a $38,000 increase in occupancy costs and a $290,000 increase in other operating expenses. The increase in occupancy expenses was due to normal escalation charges and an increase in the new Perry Hall branch lease that relocated from White Marsh. The increase in other operating expenses was due primarily to a $209,000 increase in Other Real Estate Owned (OREO) expenses. These increases were partially offset by a decrease in consulting fees to assist in preparing the documentation needed for compliance with The Sarbanes Oxley Act of 2002 (SOX) in 2007.

As discussed above, the Federal Reserves actions to reduce interest rates aided in the reduction of the Company’s net interest income by $75,000 or 1% for the first nine months of this year when comparing it to the first nine months of 2007. During that same time period, the Company’s net interest margin dropped 33 basis points to 4.07% from 4.40%. This was a result of deposit and borrowing costs decreasing slower than yields on interest earning assets. The decrease in net interest income from the decrease in the net interest margin was offset by the $53.6 million increase in average interest earning assets.

For the first nine months of 2008, non-interest income was $4.9 million compared to $4.8 million for the same period in 2007, an increase of $170,000 or 4%. The increase was due to the $54,000 increase in brokerage commissions, $179,000 increase in mortgage banking fees and gains and the $80,000 gain related to Visa, Inc. initial public offering that occurred in March 2008. These increases were partially offset by the $120,000 decrease in service charges, and the $53,000 decrease in Electronic Banking. The decrease in service charges was primarily due to the one time fee for a commercial customer of approximately $132,000 in the first quarter of 2007.

Non-interest expenses were $12.9 million for the first nine months of 2008 compared to $12.3 million for the same period in 2007, a 5% increase resulting from a one-time pre-tax charge of $368,000 to close the Wilkens Plaza branch, a $238,000 increase in OREO expenses, an increase in occupancy expense of $242,000 caused by opening of our new Cockeysville branch and relocating of our White Marsh branch to Perry Hall and normal lease escalation charges, and a $407,000 increase in employee benefits, in particular medical expenses. These increases in expenses were offset by a $302,000 reduction in salary expenses due to fewer employees and a $226,000 decrease in professional services relating to SOX in 2007.

Mr. Altieri added that “cost reduction will be a priority of the Company. The Company will move its operation center and executive offices to 7151 Columbia Gateway Drive in Columbia, Maryland in the first quarter of 2009 to reduce costs and improve operational efficiencies. The Company will take on this initiative plus others to reduce operating expenses in 2009.”

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

A summary of financial information follows. For additional information, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	%Change	2008	2007	%Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Results of Operations
Net interest income	$3,517,044	$3,547,457	-1%	$10,464,043	$10,538,816	-1%
Provision for loan losses	799,000	99,000	-	997,000	264,000	-
Noninterest income	1,642,103	1,563,046	5%	4,947,993	4,777,646	4%
Noninterest expenses	4,364,975	3,864,045	13%	12,895,849	12,338,085	5%
Income taxes (benefit)	(55,557)	334,436	-117%	362,591	847,822	-57%
Net income	50,729	813,022	-94%	1,106,596	1,866,555	-41%

Per Share
Net income - diluted	0.02	0.29	-93%	0.42	0.66	-36%
Cash dividends declared	0.12	0.12	0%	0.36	0.36	0%
Book value	12.01	12.72	-6%	12.01	12.72	-6%
Common stock closing price	8.08	13.55	-40%	8.08	13.55	-40%

At September 30
Short term investments	$910,245	$480,757	89%	$910,245	$480,757	89%
Investment securities	74,359,392	53,036,481	40%	74,359,392	53,036,481	40%
Gross loans (net of unearned income) (a)	300,028,520	270,962,610	11%	300,028,520	270,962,610	11%
Earning assets	379,593,857	326,008,848	16%	379,593,857	326,008,848	16%
Total assets	404,592,613	346,332,001	17%	404,592,613	346,332,001	17%
Total deposits	277,829,953	276,457,793	0%	277,829,953	276,457,793	0%
Shareholders' equity	30,798,392	36,067,470	-15%	30,798,392	36,067,470	-15%

Common shares outstanding	2,564,988	2,834,975		2,564,988	2,834,975

Average Balances
Short term investments	$2,181,056	$2,348,529	-7%	$3,069,186	$1,834,461	67%
Investment securities (b)	75,955,187	51,718,668	47%	67,663,238	52,085,549	30%
Gross loans (net of unearned income) (a)	287,008,910	271,521,803	6%	275,529,798	270,546,943	2%
Earning assets	369,146,745	327,274,830	13%	349,010,366	326,085,521	7%
Total assets	390,575,427	348,238,974	12%	370,720,293	347,354,224	7%
Total deposits	269,461,108	275,870,874	-2%	275,129,027	277,732,986	-1%
Shareholders' equity	30,668,593	35,373,949	-13%	32,738,028	35,197,520	-7%

Earnings Ratios
Return on average total assets	0.05%	0.93%		0.40%	0.72%
Return on average shareholders' equity	0.66%	9.19%		4.51%	7.07%
Net interest margin	3.85%	4.42%		4.07%	4.40%

Credit Ratios
Nonperforming assets as a percent of period-end loans and foreclosed real estate	4.28%	2.46%		4.28%	2.46%
Allowance to total loans	1.31%	1.19%		1.31%	1.19%
Net loan losses to average loans	0.00%	0.07%		0.21%	0.12%

Capital Ratios (period end)
Shareholders' equity to total assets	7.61%	10.41%		7.61%	10.41%
Leverage capital	8.49%	10.07%		8.49%	10.07%
Tier 1 risk-based capital	10.19%	12.46%		10.19%	12.46%
Total risk-based capital	11.47%	13.74%		11.47%	13.74%

(a) Includes loans held for sale
(b) Excludes market value adjustment

CONTACT:
Carrollton Bancorp
James M. Uveges, Chief Financial Officer, 410-536-7308

www.carrolltonbank.com